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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the following Registration Statements of OMNI Energy Services Corp. of our report dated March 27, 2003, with respect to the 2002 consolidated financial statements of OMNI Energy Services Corp. included in its Annual Report on Form 10-K for the year ended December 31, 2002.

         o Form S-8 No. 333-49409 (OMNI Energy Services Corp. Stock Incentive Plan and Stock Option Agreements with Certain Employees)

         o Form S-8 No. 333-80973 (OMNI Energy Services Corp. 1999 Stock Option Plan Stock Incentive Plan)

         o Form S-8 No. 333-35816 (OMNI Energy Services Corp. 1999 Stock Option Plan)

         o        Form S-3 No. 333-69436 (OMNI Energy Services Corp.
                  Registration Statement)


/s/ Ernst & Young LLP

New Orleans, Louisiana
March 27, 2003